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                                 Exhibit 99.2

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of AirTouch Communications, Inc.:

We have audited the accompanying consolidated balance sheet of AirTouch Communications, Inc. and Subsidiaries (the "Company") as of December 31, 1994 and the related consolidated statements of income, stockholder's equity, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 and 1993 financial statements of Mannesmann Mobilfunk GmbH ("MMO"), an equity investee of the Company, which statements reflect total assets of $1,623,192,000 as of December 31, 1994 and net income (loss) of $69,072,000 and ($67,655,000) for the years ended
December 31, 1994 and 1993, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for MMO, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AirTouch Communications, Inc. and Subsidiaries as of December 31, 1994 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note B, in 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

We have also audited the Supplementary Selected Proportionate Financial Data for each of the two years in the period ended December 31, 1994, presented on page 64, certain of which data includes amounts derived from financial statements of MMO, which statements are audited by other auditors as stated above. As described on Page 64, the Supplementary Selected Proportionate Financial Data have been prepared by management to present relevant financial information that is not provided by the consolidated financial statements and is not intended to be a presentation in accordance with generally accepted accounting principles.

In our opinion, the Supplementary Selected Proportionate Financial Data referred to above presents fairly, in all material respects, the information set forth therein on the basis of accounting described on Page 64.


/s/ Coopers & Lybrand L.L.P.

San Francisco, California

March 13, 1995


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